Exhibit 99.1

IMS Health Reports Second-Quarter 2015 Results

  Revenue up 24.6 percent at constant currency
  Adjusted EBITDA up 9.5 percent at constant currency
  Adjusted Net Income up 3.9 percent at constant currency
  Adjusted Diluted Earnings per Share: $0.37
  2015 full-year guidance reaffirmed
  High teens cash tax rate guidance extended by two years through mid-2021
  Acquisition of Cegedim’s CRM and Strategic Data businesses closed
  $1.6 billion secondary offering closed
  $300 million share repurchase completed

DANBURY, Conn.--(BUSINESS WIRE)--July 31, 2015--IMS Health Holdings, Inc. (“IMS Health”) (NYSE:IMS), a leading global provider of information and technology services to the healthcare and life sciences industries, today announced results for the quarter ended June 30, 2015.

Second-Quarter 2015 Operating Results

Revenue for the second quarter of $742 million was up 24.6 percent on a constant currency basis and 12.0 percent on a reported basis, compared with the second quarter of 2014. Early in the second quarter, the company closed the acquisition of Cegedim’s CRM and Strategic Data businesses (“the Cegedim Acquisition”). Excluding the impact of the Cegedim Acquisition, revenue was up 5.2 percent on a constant currency basis and down 4.6 percent on a reported basis, with the difference entirely due to the year-over-year strengthening of the U.S. dollar versus key currencies in which the company transacts business.

The company’s strong revenue growth in the second quarter included a 45.6 percent increase in technology services revenue on a constant currency basis, up 33.3 percent on a reported basis, versus the same period last year. Information offerings revenue was up 9.4 percent on a constant currency basis and down 3.2 percent reported. Emerging markets revenue increased 29.4 percent in the second quarter on a constant currency basis and 8.8 percent on a reported basis. Developed markets revenue grew 23.5 percent on a constant currency basis and 12.7 percent reported.

Excluding the Cegedim Acquisition, technology services revenue increased 11.7 percent on a constant currency basis and 3.8 percent reported, and information offerings revenue increased 0.5 percent on a constant currency basis and declined 10.7 percent on a reported basis.

Adjusted EBITDA of $220 million improved 9.5 percent on a constant currency basis, and decreased 2.3 percent reported, compared with the second quarter of 2014. Adjusted EBITDA margin of 29.7 percent of revenue was impacted by approximately four percentage points during the quarter, reflecting the addition of the Cegedim Acquisition’s revenues at lower margins.

“We are pleased with our second-quarter results, which include the Cegedim Acquisition for the first time. Second-quarter revenue growth remained solid, driven by continued strong double-digit growth for core IMS technology services offerings,” said Ari Bousbib, chairman and CEO, IMS Health. “Important contract wins in technology services during the quarter position us well for continued revenue and profitability growth, as does the good progress we are making in executing the integration of the Cegedim Acquisition.”

Second-quarter 2015 net income was $47 million compared with a net loss of $220 million in last year’s second quarter, which included significant one-time charges primarily related to the company’s initial public offering. Adjusted Net Income for the second quarter was $125 million, up 3.9 percent on a constant currency basis due to increased Adjusted EBITDA, partially offset by higher cash taxes. Adjusted Net Income was down 6.3 percent on a reported basis, reflecting the strengthening of the U.S. dollar versus the prior year.

Diluted earnings per share was $0.14 in the second quarter, compared with a $0.67 loss per share in the second quarter of 2014.

Adjusted Diluted Earnings per Share increased 3.6 percent on a constant currency basis and declined 6.6 percent on a reported basis to $0.37 in the second quarter, compared with $0.39 in the prior-year period.

First-Half 2015 Operating Results

Revenue for the six months ended June 30, 2015 of $1,374 million increased 15.9 percent on a constant currency basis and 5.1 percent reported, compared with the first half of 2014. Excluding the impact of the Cegedim Acquisition, revenue for the six months ended June 30, 2015 was up 6.1 percent on a constant currency basis and down 3.3 percent on a reported basis. Adjusted EBITDA of $436 million increased 9.7 percent on a constant currency basis and declined 1.5 percent on a reported basis, compared with the first half of 2014. First-half net income was $345 million, compared with a net loss of $244 million in last year’s first half, which included one-time IPO related charges. Adjusted Net Income was $261 million, up 28.2 percent from $204 million in the prior-year period. Diluted earnings per share was $1.01 in the first half of 2015, compared with a loss of $0.80 per share in the prior-year period. Adjusted Diluted Earnings per Share increased 29.8 percent on a constant currency basis and increased 17.4 percent on a reported basis to $0.76 in the first half, compared with $0.65 in the prior-year period.

Financial Position

As of June 30, 2015, cash and cash equivalents were $348 million and the principal amount of debt was $4,214 million, resulting in net debt of $3,866 million. At the end of the second quarter of 2015, IMS Health’s Gross Leverage Ratio was 4.8 times trailing 12 month Adjusted EBITDA, compared with 4.3 times at December 31, 2014. The increases in the principal amount of debt and the Gross Leverage Ratio were due to the financing of the Cegedim Acquisition via a €275 million bond issuance and a $300 million debt-financed share repurchase in connection with the secondary equity offering, partially offset by debt repayment of $113 million during the first half.

Cash Flow

Net cash provided by operating activities was $186 million in the second quarter, compared with a $126 million use of cash in the second quarter of 2014. Capital expenditures and additions to deferred software of $46 million increased by $11 million versus the second quarter of 2014. Unlevered Free Cash Flow for the second quarter was $219 million, up $30 million from the same period last year, or 100 percent of Adjusted EBITDA.

2015 Full-Year Guidance

IMS Health reaffirms all full-year 2015 guidance on both a reported and a constant currency basis.

Cash Tax Guidance

IMS Health extends its high teens cash tax rate guidance by two additional years. The company now expects its cash tax rate to remain in the high teens through mid-2021.

Constant Currency

IMS Health reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on reported results. The discussion of IMS Health’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP Measures

This release presents certain “non-GAAP Measures” and other statistical measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio and Unlevered Free Cash Flow, because management believes these measures provide additional information regarding the company’s performance and its ability to service debt. In addition, management believes that these measures are useful to assess the company’s operating performance trends because they exclude certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future, and certain other items. The non-GAAP Measures are not presented in accordance with U.S. GAAP, and IMS Health’s computation of these non-GAAP Measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. Reconciliations of these non-GAAP Measures to the most directly comparable GAAP Measures and related notes are presented at the end of this release.

The non-GAAP Measures used in our full-year guidance will differ from U.S. GAAP net income, earnings per share and net cash used in operating activities, respectively, in ways similar to those described in the reconciliations at the end of this press release.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the company’s second-quarter 2015 results at 9:00 a.m. Eastern Time on Friday, July 31, 2015. The audio and slide presentation for the call can be accessed live by webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-728-2056 in the U.S. and Canada, or +1-212-231-2901 for international callers. A replay of the webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of IMS Health’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes “forward-looking statements” including statements regarding future financial and operating results, especially those set forth under the heading “Full-Year Guidance.” The words “guidance,” “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; our ability to successfully integrate Cegedim’s Customer Relationship Management and Strategic Data businesses, and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014 on file with the SEC and any subsequent SEC filings. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. End-to-end proprietary applications and configurable solutions connect 10+ petabytes of complex healthcare data through the IMS OneTM cloud-based master data management platform, providing comprehensive insights into diseases, treatments, costs and outcomes. The company’s 15,000 employees blend global consistency and local market knowledge across 100 countries to help clients run their operations more efficiently. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

Table 1 IMS Health Holdings, Inc. Income Statement (Preliminary and unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2015	2014	2015	2014
Revenue	$742	$662	$1,374	$1,307
Information	374	386	728	767
Technology services	368	276	646	540
Operating costs of information, exclusive of depreciation and amortization	169	174	326	338
Direct and incremental costs of technology services, exclusive of depreciation and amortization	195	140	333	276
Selling and administrative expenses, exclusive of depreciation and amortization	180	247	317	418
Depreciation and amortization	81	115	177	222
Severance, impairment and other charges	21	25	34	25
Operating Income (Loss)	96	(39)	187	28
Interest income	1	—	1	2
Interest expense	(43)	(49)	(80)	(138)
Other income (loss), net	6	(271)	10	(288)
Non-Operating Loss, Net	(36)	(320)	(69)	(424)
Income (loss) before income taxes	60	(359)	118	(396)
(Provision for) benefit from income taxes	(13)	139	227	152
Net Income (Loss)	$47	$(220)	$345	$(244)
Earnings (Loss) per Share Attributable to Common Shareholders:
Basic	$0.14	$(0.67)	$1.03	$(0.80)
Diluted	$0.14	$(0.67)	$1.01	$(0.80)
Weighted-Average Common Shares Outstanding:
Basic	331.6	329.7	333.6	304.9
Diluted	340.0	329.7	342.6	304.9

Table 2 IMS Health Holdings, Inc. Condensed Balance Sheet (Preliminary and unaudited)

	June 30,	December 31,
(in millions)	2015	2014
Assets:
Cash and cash equivalents	$348	$390
Restricted cash	22	24
Accounts receivable, net	446	330
Property, plant and equipment, net	170	153
Computer software, net	280	258
Goodwill & other identifiable intangibles, net	5,779	5,559
Other current & long-term assets	494	436
Total Assets	$7,539	$7,150

Liabilities and Shareholders’ Equity:
Liabilities:
Accounts payable, accrued & other current liabilities, & deferred revenues	$919	$735
Postretirement and postemployment benefits	110	95
Long-term deferred tax and other liabilities	734	985
Debt	4,193	3,793
Total Liabilities	5,956	5,608

Shareholders’ Equity:
Total Shareholders’ Equity	1,583	1,542

Total Liabilities and Shareholders’ Equity	$7,539	$7,150

Table 3 IMS Health Holdings, Inc. Condensed Statement of Cash Flows (Preliminary and unaudited)

	Six Months Ended
	June 30,
(in millions)	2015	2014
Cash Flows from Operating Activities:
Net Income (Loss)	$345	$(244)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Depreciation and amortization	177	222
Deferred income taxes	(270)	(188)
Non-cash stock-based compensation charges	14	46
Loss on Venezuela remeasurement	7	49
Other	(22)	85
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Changes in current assets and liabilities	(32)	(173)
Changes in long-term assets and liabilities	(4)	(26)
Net Cash Provided by (Used in) Operating Activities	215	(229)

Cash Flows from Investing Activities:
Capital expenditures	(25)	(45)
Additions to computer software	(53)	(44)
Payments for acquisitions of businesses, net of cash acquired	(373)	(27)
Other	—	(20)
Net Cash Used in Investing Activities	(451)	(136)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	—	989
Other financing activities	203	(1,045)
Net Cash Provided by (Used in) Financing Activities	203	(56)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(9)	(39)
Decrease in Cash and Cash Equivalents	(42)	(460)
Cash and Cash Equivalents, Beginning of Period	390	725
Cash and Cash Equivalents, End of Period	$348	$265

Table 4 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted EBITDA Reconciliation (Preliminary and unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
Net Income (Loss)	$47	$(220)	$345	$(244)
Provision for / (Benefit from) income taxes	13	(139)	(227)	(152)
Other (income) loss, net	(6)	271	(10)	288
Interest expense	43	49	80	138
Interest income	(1)	—	(1)	(2)
Depreciation and amortization	81	115	177	222
Deferred revenue purchase accounting adjustments	2	—	3	2
Non-cash stock-based compensation charges(1)	8	15	14	46
Restructuring and related charges(2)	21	27	35	29
Acquisition-related charges(3)	11	6	19	12
Sponsor monitoring termination / fees(3)	—	72	—	74
Non-executive phantom stock compensation(4)	—	30	—	30
Secondary offering expenses	1	—	1	—
Adjusted EBITDA	$220	$226	$436	$443
Depreciation and amortization	(35)	(31)	(69)	(62)
Interest expense, net	(42)	(49)	(79)	(136)
Royalty hedge gains	6	—	13	—
Cash tax payments, net of refunds	(24)	(12)	(40)	(41)
Adjusted Net Income	$125	$134	$261	$204

(1)	Non-cash stock-based compensation charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2015	2014	2015	2014
Operating costs of information	$—	$2	$1	$5
Direct and incremental costs of technology services	1	1	1	4
Selling and administrative expenses	7	12	12	37

(2)

Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $1 million for the three and six months ended June 30, 2015 and $2 million and $3 million for the three and six months ended June 30, 2014, respectively, are primarily included in Operating costs of information.

(3)	Acquisition-related charges and Sponsor monitoring fees are included in Selling and administrative expenses.
(4)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the three and six months ended June 30, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 5 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted Net Income Reconciliation (Preliminary and unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2015	2014	2015	2014
Net Income (Loss)	$47	$(220)	$345	$(244)
Provision for / (Benefit from) income taxes	13	(139)	(227)	(152)
Amortization associated with purchase accounting	46	77	108	153
Deferred revenue purchasing accounting adjustments	2	—	3	2
Non-cash stock-based compensation charges(1)	8	15	14	46
Restructuring and related charges(2)	21	34	35	36
Acquisition-related charges(3)	11	6	19	12
Sponsor monitoring termination / fees(3)	—	72	—	74
Non-executive phantom stock compensation(4)	—	30	—	30
Secondary offering expenses	1	—	1	—
Other (income) loss, net	(6)	271	(10)	288
Adjusted Pre Tax Income	$143	$146	$288	$245
Royalty hedge gains	6	—	13	—
Cash tax payments, net of refunds	(24)	(12)	(40)	(41)
Adjusted Net Income	$125	$134	$261	$204

Adjusted Earnings per Share Attributable to Common Shareholders:
Basic	$0.38	$0.41	$0.78	$0.67
Diluted	$0.37	$0.39	$0.76	$0.65
Weighted-Average Common Shares Outstanding:
Basic	331.6	329.7	333.6	304.9
Diluted	340.0	339.4	342.6	314.1

(1)	Non-cash stock-based compensation charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2015	2014	2015	2014
Operating costs of information	$—	$2	$1	$5
Direct and incremental costs of technology services	1	1	1	4
Selling and administrative expenses	7	12	12	37
(2)

Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $1 million for the three and six months ended June 30, 2015 and $2 million and $3 million for the three and six months ended June 30, 2014, respectively, are primarily included in Operating costs of information. Three and six months ended June 30, 2014 includes an impairment charge of $7 million related to real estate transactions in the three months ended June 30, 2014.

(3)	Acquisition-related charges and Sponsor monitoring fees are included in Selling and administrative expenses.
(4)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the three and six months ended June 30, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 6 IMS Health Holdings, Inc. Net Cash Provided by (Used in) Operating Activities to Unlevered Free Cash Flow (Preliminary and unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
Net Cash Provided by (Used in) Operating Activities	$186	$(126)	$215	$(229)
Capital expenditures	(16)	(12)	(25)	(45)
Additions to computer software	(30)	(23)	(53)	(44)
Free Cash Flow	$140	$(161)	$137	$(318)
Cash interest payments	44	68	75	170
Cash tax payments, net of refunds	24	12	40	41
Acquisition-related charges(1)	11	6	19	12
Sponsor monitoring termination / fees(1)	—	72	—	74
Non-executive phantom stock compensation(2)	—	30	—	30
Secondary offering expenses	1	—	1	—
Debt extinguishment make-whole payments	—	151	—	151
Severance, transaction & other payments	10	7	17	12
FX hedge (receipts) payments	(11)	4	(13)	5
Unlevered Free Cash Flow	$219	$189	$276	$177

(1)	Acquisition-related charges and Sponsor monitoring fees are included in Selling and administrative expenses.
(2)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the three and six months ended June 30, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 7 IMS Health Holdings, Inc. Calculation of Gross Leverage Ratio as of June 30, 2015 (Preliminary and unaudited)

(in millions)
Gross Debt as of June 30, 2015	$4,214
Adjusted EBITDA for the year ended December 31, 2014	878
Less: Adjusted EBITDA for the six months ended June 30, 2014	(443)
Add: Adjusted EBITDA for the six months ended June 30, 2015	436
Adjusted EBITDA for the twelve months ended June 30, 2015	$871
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.8x

Table 8 IMS Health Holdings, Inc. Non-GAAP Adjustments By Income Statement Line Items (Preliminary and unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
Non-GAAP adjustments included in:
Operating costs of information, exclusive of depreciation and amortization	1	13	2	17
Direct and incremental costs of technology services, exclusive of depreciation and amortization	1	2	1	4
Selling and administrative expenses, exclusive of depreciation and amortization	19	110	33	143

CONTACT:
IMS Health Holdings, Inc.
Tom Kinsley, +1-203-448-4691
Investor Relations
tkinsley@imshealth.com
or
Tor Constantino, +1-484-567-6732
Media Relations
tconstantino@us.imshealth.com